Exhibit 5.1

March 19, 2021

Sociedad Química y Minera de Chile S.A.,

El Trovador 4285, 6th Floor

Las Condes,

Santiago, Chile

Ladies and Gentlemen,

We have acted as special Chilean counsel for Sociedad Química y Minera de Chile S.A., an open stock corporation (sociedad anónima abierta), organized and existing under the laws of the Republic of Chile (the “Company”), in connection with the Company’s filing on the date hereof of an automatic shelf registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issuance and sale by the Company of (i) Series B common shares (the “Series B Common Shares”), (ii) American Depositary Shares representing Series B Common Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”), by and among the Company, The Bank of New York Mellon, as depositary, and the holders and Owners (as defined therein) from time to time of ADSs, (iii) rights to subscribe for Series B Common Shares (or ADSs representing Series B Common Shares) (“Subscription Rights” and together with Series B Common Shares and ADSs, the “Securities”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other instruments, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, we advise you that, in our opinion:

(1) The Company is a open stock corporation (sociedad anónima abierta) duly organized and validly existing under the laws of the Republic of Chile.

(2) In connection with the issuance, offer and sale of the Series B Common Shares, (i) when all applicable governmental approvals are obtained and all necessary filings, publications and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Company and its shareholders, including actions taken by a shareholders’ meeting and the board of directors of the Company or a combination of such bodies, (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Series B Common Shares is duly authorized, executed and delivered by all parties thereto, including the Company, and (iv) when the Series B Common Shares are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement and registered in the name of the purchaser in the Company’s shareholders’ registry, then the Series B Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

(3) In connection with the issuance, offer and sale of the rights to subscribe for Series B Common Shares, (i) when all applicable governmental approvals are obtained and all necessary filings, publications and registrations with any governmental authority, agency or body are effective, and (ii) when all necessary corporate and shareholder actions are taken by the Company and its shareholders, including actions taken by a shareholders’ meeting and the board of directors of the Company or a combination of such bodies, then the Subscription Rights will be duly authorized, validly issued and non-assessable.

We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Series B Common Shares and Subscription Rights. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Validity of the Securities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ José Luis Ambrosy
José Luis Ambrosy
Claro & Cia.